Exhibit    23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation of our report dated February 7, 2011 relating to the consolidated financial statements of NovaVision, Inc. and Subsidiaries as of and for the years ended December 31, 2009 and 2008, which appear in this Current Report on Form 8-K/A of Vycor Medical, Inc.

/s/ Paritz & Company, P.A.

Hackensack, New Jersey
February 7, 2011